GRANT THORNTON

Transaction Advisory Services
Grant Thornton UK LLP
30 Finsbury Square
London EC2P 2YU

T+44 (0)20 7333 5100
T+44 (0)20 7194 4301
www.grant-thornton.co.u
The Directors
Titan International, Inc.
2701 Spruce Street
Quincy
Illinois 62301
USA

14 September 2012

Dear Sirs

Titan International, Inc. (the Company)
We report on the pro forma balance sheet (the “Pro forma financial information”) set out in Part 9 of the document regarded by the FSA as being equivalent to that of a prospectus (the “Prospectus Equivalent Document”) dated 14 September 2012, which has been prepared on the basis described in notes 1 to 7 to the Pro forma financial information for illustrative purposes only to provide information about how the Offer (as defined in the Prospectus Equivalent Document) might have affected the financial information presented on the basis of the accounting policies adopted by the Company in preparing its financial statements for the year ending 31 December 2012.
This report is required by paragraph 20.2 of Annex I to the Prospectus Directive Regulation No. 2004/809/EC enacted in the United Kingdom by the Prospectus Rules (the “PD Regulation”) and is given for the purpose of complying with that regulation and for no other purpose.
Responsibilities
Save for any responsibility arising under 20.2 of Annex 1 to the PD Regulation to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with paragraph 20.2 of Annex I to the PD Regulation consenting to its inclusion in the Prospectus Equivalent Document.
It is the responsibility of the directors of the Company to prepare the Pro forma financial information in accordance with paragraph 20.2 of Annex I of the PD Regulation.
It is our responsibility to form an opinion, as required by paragraph 7 of Annex II of the PD Regulation, as to the proper compilation of the Pro forma financial information and to report that opinion to you.
In providing this opinion we are not updating or refreshing any reports or opinions previously made by us on any financial information used in the compilation of the Pro forma financial information, nor do we accept responsibility for such reports or opinions beyond that owed to those to whom those reports or opinions were addressed by us at the date of their issue.

Chartered Accountants
Member firm within Grant Thornton International Ltd
Grant Thornton UK LLP is a limited liability partnership registered in England and Wales: No.OC307742. Registered office: Grant Thornton House, Melton Street, Euston Square, London NW1 2EP A list of members is available from our registered office.
Grant Thornton UK LLP is authorised and regulated by the Financial Services Authority for investment business.

Basis Of Opinion
We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. The work that we performed for the purpose of making this report, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the Pro forma financial information with the directors of the Company.
We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Pro forma financial information has been properly compiled on the basis stated and that such basis is consistent with the accounting policies of the Company.
Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.
Opinion
In our opinion:
(a)the Pro forma financial information has been properly compiled on the basis stated; and
(b)such basis is consistent with the accounting policies of the Company.
Declaration
For the purposes of Prospectus Rules 5.5.3R(2)(f) we are responsible for this report as part of the Prospectus Equivalent Document and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus Equivalent Document in compliance with item 1.2 of Annex I of the PD Regulation.
Yours faithfully
GRANT THORNTON UK LLP